Exhibit 10.3

Addendum to Retention Bonus AgreemenT (Assignment of Agreement)

Between Gogo Business Aviation LLC

105
Edgeview Dr., Suite 300, Broomfield,

CO 80021

USA

And Gogo Inc.

105 Edgeview Dr., Suite 300, Broomfield,

CO 80021

USA

And Gogo Denmark ApS

Sundkrogsgade 21

2100 Copenhagen

Denmark

And Michael Christensen

[***]

This addendum (the "Addendum") to the Retention Bonus Agreement set forth in the letter dated 13 November 2024 from the Vice President of Gogo Inc. is entered into on September 1, 2026 between:

(1)
Gogo Business Aviation LLC, 105 Edgeview Dr., Suite 300, Broomfield, CO 80021, USA, with registration number 4541118, with registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808 USA (the "Former Employer")
(2)
Gogo Inc., 105 Edgeview Dr., Suite 300, Broomfield, CO 80021, USA, with registration number 4764488, with registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808 USA (the "Parent Company");
(3)
Gogo Denmark ApS, Company Reg. No. (CVR), 45175685, Sundkrogsgade 21, 2100 Copenhagen, Denmark (the "New Employer"); and
(4)
Michael Christensen, [***] (the "Executive"),

- the Former Employer, the Parent Company, the New Employer and the Executive hereinafter collectively referred to as the "Parties" and separately as a "Party"

WHEREAS:

(A)
the Former Employer, the Parent Company and the Executive entered into the Retention Bonus Agreement set forth in the letter dated 13 November 2024 from the Vice President of Gogo Inc. (the "Agreement") (a copy of which is attached as exhibit 1 to this Addendum) that became effective on December 3, 2024 (the "Effective Date");
(B)
pursuant to the Agreement, the Executive was granted a one-time retention bonus opportunity in an aggregate amount of USD 500,000 (the "Retention Bonus"), vesting in three (3) equal installments: one-third on the Effective Date, one-third on the first anniversary of the Effective Date and one-third on the second anniversary of the Effective Date;
(C)
the first and second installment of the Retention Bonus has been paid to the Executive but the third installment remains outstanding;
(D)
the Executive's employment is being transferred from the Former Employer to the New Employer, which is an affiliate of the Former Employer and which is ultimately controlled by the Parent Company;
(E)
the Parties wish to confirm that the Agreement continues in full force and effect following the transfer of the Executive's employment and to make certain clarificatory amendments to give effect to that intention.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1
CONTINUATION OF THE AGREEMENT
1.1
The Parties agree that, with effect from the date of this Addendum (the "Addendum Effective Date") the Agreement shall continue in full force and effect on its existing terms, save as expressly amended by this Addendum.

1.2
Consequently, with effect from the Addendum Effective Date, the Former Employer assigns to the New Employer, and the New Employer hereby accepts and assumes all of the Former Employer's rights and obligations under the Agreement to the extent arising on or after the Addendum Effective Date.
1.3
Notwithstanding the assignment referred to in Clause 1.2 above, the Former Employer shall remain solely liable for all obligations under the Agreement that accrued prior to the Addendum Effective Date.
1.4
The transfer of the Executive's employment from the Former Employer to the New Employer shall not constitute, and shall not be deemed to constitute, a termination of employment or a breach of the Agreement for any purpose whatsoever.
1.5
For the purposes of determining whether the applicable vesting conditions under Section 1 of the Agreement have been satisfied, the Executive's period of continuous service with the Former Employer shall be aggregated with, and treated as continuous with, the Executive's period of service with the New Employer.
2
Amendments to the Agreement
2.1
With effect from the Executive's commencement of employment with the New Employer (the "Addendum Effective Date"), the Agreement shall be amended as outlined in this Clause 2.
2.2
References to Former Employer in the Agreement
2.2.1
All references in the Agreement to the Former Employer (defined therein as "the Company") shall be read and construed as references to the New Employer, save where the context otherwise requires or where a reference relates specifically to the period prior to the Addendum Effective Date.
2.3
Termination Events - Section 1(a) of the Agreement
2.3.1
The reference in the Section 1(a) of the Agreement to the "CIC Agreement" shall be read and construed as a reference to the Change in Control Severance Agreement by and between the Parent Company and the Executive dated September 1, 2026 (the "Amended CIC Agreement").
2.3.2
Further, the reference in Section 1(a) of the Agreement to "Cause" and "Good Reason" shall be read and construed as the definition of "Cause" and "Good Reason" in the Amended CIC Agreement.
2.4
Other Benefits - Section 6 of the Agreement
2.4.1
Section 6 of the Agreement shall be supplemented with the following wording:

If, contrary to the intentions of the Parties and the governing law clause set out in Section 8 of the Agreement, the Agreement is determined by a court or other judicial authority to be governed by Danish law as a consequence of the change in the Executive's employing entity, the Parties acknowledge and agree as follows:

(a)
The Retention Bonus does not constitute remuneration for the Executive's work performance during the relevant retention period. The Parties acknowledge that the Executive is not required to deliver any specific work output as a condition of earning the Retention Bonus; rather, the Retention Bonus is a premium for the Executive remaining in his position through the applicable vesting dates. Accordingly, the Retention Bonus shall not be characterised as salary within the meaning of Section 17a of the Danish Salaried Employees Act (in Danish: "funktionærloven").
(b)
For the same reasons as set out in item (a) above, the Retention Bonus does not constitute salary qualifying for holiday pay within the meaning of Sections 18 and 19 of the Danish Holiday Act (in Danish: "ferieloven"), and accordingly no holiday allowance or holiday supplement shall accrue in respect of any Retention Bonus payment made under the Agreement.
2.5
Section 409A - Section 7 of the Agreement
2.5.1
The Parties acknowledge and agree that Section 7 of the Agreement shall apply solely to any portion of the Retention Bonus that is subject to taxation under United States federal tax law.
2.6
Release, restrictive Covenants - Section 9 of the Agreement
2.6.1
Any requirement under the Agreement for the Executive to issue a general release claim "in a form reasonably prescribed by the Company" shall be construed as a requirement to execute such release in a form reasonably required by not only the New Employer but also the Former Employer and/or the Parent Company.
2.6.2
The second sentence of Section 9 of the Agreement shall be replaced in its entirety with the following:

Any unpaid portion of the Retention Bonus shall be automatically forfeited if the Executive breaches any non-competition, non-solicitation or other restrictive covenant contained in any employment agreement, restrictive covenant agreement or other agreement between the Executive and any of the Former Employer, the Parent Company, the New Employer or any of their respective affiliates, whether entered into prior to, on or following the Addendum Effective Date (collectively, the "Continuing Obligations"), where such breach would give rise to a right of the New Employer (or, in respect of the period prior to the Addendum Effective Date, the Former Employer) to terminate the Executive's employment for Cause. The Executive hereby reaffirms all such Continuing Obligations.

2.7
Entire Agreement - Section 16 of the Agreement
2.7.1
The first sentence of Section 16 of the Agreement shall be replaced in its entirety with the following:

This Addendum, together with the Agreement and the Agreements mentioned in Section 16 of the Agreement save for the Employment Agreement with respect to its subject matter and supersedes any and all prior agreements or understandings between the Executive and the Former Employer and/or its affiliates (including Satcom Direct) with respect to the subject matter thereof, whether written or oral , including the Plan and the Award Agreement.

3
Miscellaneous
3.1
Save as expressly set out in this Addendum, the Agreement shall remain unamended and in full force and effect. In the event of any inconsistency between this Addendum and the Agreement, the terms of this Addendum shall prevail.
3.2
This Addendum shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions, consistent with the governing law clause of the Agreement.
4
Signing
4.1
This Addendum is executed in four copies, each to be duly signed by the Parties. Each Party retains one copy.

For and on behalf of

Gogo Business Aviation LLC

By /s/ Crystal L. Gordon /s/ Michael Christensen

Name: Crystal L. Gordon Michael Christensen

Title: EVP, General Counsel,

Chief Administrative Officer and Secretary

For and on behalf of

Gogo Inc.

By /s/ Crystal L. Gordon

Name: Crystal L. Gordon

Title: EVP, General Counsel,

Chief Administrative Officer and Secretary

For and on behalf of

Gogo Denmark ApS

By /s/ Chris MacFarlane

Name: Chris MacFarlane

Title: Member of the Executive Board